Exhibit 23.1 - Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SBS Technologies, Inc.:

We consent to the incorporation by reference in the following registration statements of SBS Technologies, Inc. of our reports dated September 2, 2005, with respect to the consolidated balance sheets of SBS Technologies, Inc. and subsidiaries as of June 30, 2005, and 2004, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2005, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 annual report on Form 10-K of SBS Technologies, Inc..

Form	Registration Statement No.	Description
S-8	333-23053	SBS Technologies, Inc. 1997 Employee Incentive Stock Option Plan
S-8	033-98558	SBS Technologies, Inc. 1993 Director And Officer Stock Option Plan; and SBS Technologies, Inc. 1996 Incentive Stock Option Plan
S-8	333-68945	SBS Technologies, Inc. 1998 Long-Term Equity Incentive Plan
S-8	333-69260	SBS Technologies, Inc. 2000 Long-Term Equity Incentive Plan
S-3	333-111239	SBS Technologies, Inc. Common Stock

KPMG LLP

Albuquerque, New Mexico
September 9, 2005